Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-106594, 333-126121, 333-193008), Form S-3 (File No. 333-172190), and on Form S-1 (File No. 333-189006) of Superconductor Technologies Inc. of our report dated March 28, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph raising substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements and financial statement schedule of Superconductor Technologies Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, which report appears in this Annual Report on Form 10-K.

/s/ Marcum LLP

Los Angeles, CA

March 28, 2014